EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                               BLUE HOLDINGS, INC.

                ANNOUNCES LICENSE AGREEMENT WITH YANUK JEANS, LLC

         LOS ANGELES, CA - July 6, 2005 - Blue Holdings, Inc. (OTC BB: BLHL) announced today that it has entered into a ten-year License Agreement, effective July 1, 2005, with Yanuk Jeans, LLC ("Yanuk"), a Los Angeles, California-based designer of men's and women's premium denim. Under the terms of the License Agreement, Blue Holdings will be the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk's products to the wholesale and retail trade. Blue Holdings will pay to Yanuk a royalty of six percent (6%) of all net sales of the licensed products. Yanuk is wholly-owned by Paul Guez, Blue Holdings' Chairman, Chief Executive Officer and President, and a majority shareholder. The License Agreement was approved by a majority of Blue Holdings' Board of Directors, including all of its independent directors.

         According to Mr. Guez, "as a result of this License Agreement with Yanuk, we hope to increase the revenue of Blue Holdings by approximately $10 million annually."


ABOUT BLUE HOLDINGS, INC. AND ANTIK DENIM, LLC

         Blue Holdings, Inc., through its wholly-owned subsidiary Antik Denim, LLC, designs, develops, manufactures, markets, distributes and sells high end fashion jeans, apparel and accessories with a western flair under the "Antik Denim" brand, both in the United States and internationally. Antik's principal products are high end fashion jeans with a western flair that Antik designs, manufactures, markets, distributes and sells under the "Antik Denim" label. Antik currently sells men's and women's styles and is in the process of launching a children's line. Antik Denim brand jeans are made from high quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting edge treatments and finishes. Its concepts, designs, embellishments, patent pending pockets, and great attention to detail and quality give it a competitive advantage in the high end fashion jean market.

         The Company markets and distributes its products by participating in industry trade shows, as well as through its show rooms in Los Angeles and New York. Antik's products are sold in the United States to department stores and boutiques such as Neiman Marcus, Nordstrom, Barney's, Bloomingdales, Bergdorf Goodman, Macy's East, Saks Fifth Avenue, Planet Blue, Atrium, Fred Segal, Intermix, and Lulu's, as well as smaller boutiques throughout the country.


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FORWARD-LOOKING STATEMENTS

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE, INCLUDING THE DESIRE TO INCREASE REVENUE BY APPROXIMATELY $10 MILLION ANNUALLY, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNRELIABLE AND ACTUAL RESULTS MAY DIFFER MATERIALLY. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE LOWER THAN EXPECTED DEMAND FOR YANUK'S PRODUCTS AND SUCH OTHER FACTORS AS MAY BE DETAILED FROM TIME TO TIME IN BLUE HOLDINGS' FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. BLUE HOLDINGS UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


CONTACT: Patrick Chow
         Chief Financial Officer
         Blue Holdings, Inc.
         (323) 725-5555

         Pamela A. Solly
         Keating After Market Support, LLC
         (720) 489-5876